FOR IMMEDIATE RELEASE

New York REIT Appoints Sue Perrotty
to the Board of Directors and Audit Committee

Scott Bowman to Pursue New Full-Time Position

New York, New York, September 12, 2014 – New York REIT, Inc. (“NYRT” or the “Company”) (NYSE: NYRT), a publicly traded real estate investment trust (“REIT”), announced today that the board of directors has appointed P. Sue Perrotty, a distinguished business executive, to the Company’s Board of Directors (the “Board”) and audit committee, effective immediately.

The Company also announced that Scott Bowman, an independent director on NYRT’s Board and audit committee since August 2011, has resigned from his position as a member of the Company’s Board to pursue a new full-time position.

Ms. Perrotty brings to the Board over 30 years of senior leadership experience from both public- and private-sector roles, including in government and the financial services and banking industries.

“I am very pleased to welcome Sue to the NYRT Board,” said Nicholas S. Schorsch, Chairman and Chief Executive Officer of NYRT. “She is a seasoned executive with extensive public- and private-sector experience who brings to NYRT a track record of excellence from her many senior leadership roles at leading financial services companies. I look forward to working closely with Sue as we continue to develop NYRT into the leading New York City-focused REIT.”

“On behalf of the Board, I would like to thank Scott for his dedication and numerous contributions to NYRT. With his support, we achieved a number of significant strategic milestones, including our successful listing on the NYSE, the closing of an upsized credit facility to help fund the company’s future growth, and the execution of a high volume of new leases and purchase contracts, including Twitter’s Manhattan Headquarters. We have benefited significantly from his knowledgeable insight and outstanding leadership during this period of rapid growth and development at the company. We wish him all the best as he pursues a new career path and look forward to working with him again in the future,” continued Mr. Schorsch.

“We are excited to have someone of Sue’s caliber join the NYRT board,” commented Michael A. Happel, President of NYRT. “Sue, alongside the rest of the Board, will be instrumental in helping to guide NYRT as we continue to unlock the significant upside value in the iconic New York City commercial real estate market. We are well positioned to embark on our next phase of growth and development and are confident in our team’s ability to take advantage of the extraordinary opportunities ahead of us to deliver shareholder value.”

About P. Sue Perrotty

Ms. Perrotty has served as president and chief executive officer of AFM Financial Services in Cranford, New Jersey since April 2011. Previously, Ms. Perrotty also has been an investor and advisor to several small businesses and entrepreneurs in varying stages of development since August 2008. Ms. Perrotty served in the administration of Governor Edward G. Rendell as chief of staff to First Lady, Judge Marjorie Rendell, from November 2002 through August 2008. Ms. Also Perrotty held the position of executive vice president and head of Global Operations for First Union Corp. as a member of the Office of the Chairman from January 2001 to January 2002.

Ms. Perrotty also currently serves as an independent director of American Realty Capital Healthcare Trust, Inc. and as an independent director of American Realty Capital Healthcare Trust III, Inc.

Earlier in her career, Ms. Perrotty served in a number of senior leadership roles in the Pennsylvania and Delaware Banking Operations of First Union, which she joined following First Union’s merger with Corestates Bank. Ms. Perrotty also served as senior executive vice president and head of all Consumer Businesses including Retail Banking, Mortgage Banking, Product Development and Marketing as well as strategic customer information and delivery system development. Ms. Perrotty was a member of the chairman’s staff in each of the companies she served.

Ms. Perrotty has received several awards for community leadership and professional accomplishments including the PA 50 Best Women in Business, the Franciscan Award from Alvernia University, the Albright College Distinguished Alumni Award, the Women of Distinction Award from the March of Dimes, Taking the Lead Award from the Girl Scouts of Eastern PA and the 2006 Champion of Youth Award from Olivet Boys & Girls Club.

Ms. Perrotty is a graduate of Albright College with a Bachelor of Science degree in Economics and was also awarded an Honorary Doctor of Laws degree from Albright College in 2010.

About NYRT

NYRT is a publicly traded corporation listed on the NYSE and is a New York City focused REIT that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as "anticipate," "believe," "expect" and "intend" indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Michael A. Happel, President	Gregory W. Sullivan, CFO and COO
DDCworks	New York REIT, Inc.	New York REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com	gsullivan@nyrt.com
(484) 342-3600	(212) 415-6500	(212) 415-6500

Andrew G. Backman

Managing Director

Investor Relations / Public Relations

New York REIT, Inc.

investorrelations@nyrt.com

(212) 415-6500